UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Preliminary Proxy Statement

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☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

DWS ENHANCED COMMODITY STRATEGY FUND, INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
BENCHMARK PLUS PARTNERS, L.L.C.
BENCHMARK PLUS MANAGEMENT, L.L.C.
ROBERT FERGUSON
SCOTT FRANZBLAU
RICHARD A. RAPPAPORT
WILLIAM J. ROBERTS
NEIL CHELO
MATTHEW S. CROUSE
ROBERT H. DANIELS
GREGORY R. DUBE
ROBERT A. WOOD
LYNN D. SCHULTZ

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment LLC (“Western Investment”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the next meeting of stockholders (the “Annual Meeting”) of DWS Enhanced Commodity Strategy Fund, Inc. (the “Fund”).  Western Investment has made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the Annual Meeting.

Item 1:  On June 8, 2010, Western Investment delivered the following letter to stockholders:

DO NOT ENRICH DEUTSCHE AFTER THEY HAVE STOLEN
YOUR RIGHT TO A FAIR ELECTION

SUPPORT WESTERN INVESTMENT AND OUR PLAN FOR A
100% RETURN OF CAPITAL

Dear Fellow Shareholder:

Time and again, Deutsche Investment Management Americas Inc. (“Deutsche”), the investment advisor for your Fund, and its handpicked Board of Directors (the “Board”) have failed shareholders.  The Fund is plagued by a persistent discount to net asset value, questionable corporate governance and an ineffective and compromised Board.  We believe Deutsche’s history clearly shows it is unfit to manage closed-end funds.  They disdain the most basic principles of American democracy.

Western Investment is the largest shareholder of DWS Enhanced Commodity Strategy Fund, Inc. (the “Fund”), owning approximately 19% of the Fund’s shares.  We are seeking your support on the GOLD proxy card FOR the election of eight INDEPENDENT nominees to the Fund’s Board of Directors, AGAINST the Fund’s proposed reorganization and FOR our proposal to terminate the Fund’s investment management agreement.

We are investors specializing in investing in closed-end funds and have proven over many years to be ethical activist investors for all stockholders.  We have taken a stance in connection with 32 issuers since 2004. All completed activism situations resulted in significant pro-stockholder action by the issuer.  In every situation, the same result was available to all stockholders.  We did not benefit in any way except as a stockholder, we have never accepted any fees nor did we accept “greenmail” or participate in any transaction not available to all other stockholders.  We are proud of our public record, and proud of the role we have played in creating value for stockholders.

In addition to our investment in the Fund, we have large investments in other funds managed or controlled by Deutsche, a subsidiary of Deutsche Bank AG, the German banking conglomerate.  Deutsche is taking advantage of YOU and its other shareholders in its closed-end funds, maximizing its profits at YOUR expense.

THE FUND HAS A HISTORY OF IGNORING SHAREHOLDERS

•
The Fund’s initial public offering was in 2004.  Almost immediately, the Fund began to trade at a significant discount to net asset value, or NAV.  The significant discount to NAV has persisted, averaging 11.8% over the life of the Fund and reaching as high as 25.5% in October 2008.  Beginning in December 2005, the Fund instituted a series of six 5% tender offers.  Every single offer was vastly over-subscribed, with 62.5% of shareholders tendering into the final offer.  SHAREHOLDERS WERE LEFT CAPTIVE IN THE FUND UNLESS WILLING TO SELL AT A SUBSTANTIAL DISCOUNT TO NAV.

•
In 2008, in response to the Board’s inaction, we nominated individuals for election at the Fund’s 2008 annual meeting.  Our nominees received overwhelming shareholder support by an almost two-to-one margin.  Despite this overwhelming support from shareholders, the Fund refused to seat our nominees and the unelected incumbents remained in office and continue to serve 19 months later.

•	The Fund denied the legitimate request for a shareholder list from a Western Investment group member, compelling unnecessary and costly litigation.

•	The Fund failed to hold a meeting of shareholders in 2009.

•	The Fund opted into the Maryland Control Share Acquisition Act (“MCSAA”), denying certain shareholders the right to vote their shares.

•
After the Fund continued to delay calling a meeting, Western Investment was forced to commence litigation to compel a shareholders’ meeting.  The Fund finally scheduled this meeting in 2010, at the latest possible date permitted by New York Stock Exchange rules.

We believe this history shows the Board’s true strategy - delay, postpone, litigate and ignore.  We believe these actions are indicative of a board that ignores its shareholders, who they owe a fiduciary duty to, in favor of themselves and the Fund’s investment advisor.  Do you want these directors running your Fund?

THE FUND HAS MADE A MOCKERY OF CORPORATE GOVERNANCE

We are not alone in finding the Fund’s corporate governance practices questionable.

•
The recently proposed Wall Street reform bill, passed by the United States Senate, includes a provision requiring issuers to eliminate absolute majority vote requirements or otherwise be delisted.  Under this proposal the Fund would have to remove its requirement that directors receive a majority of outstanding votes to be elected, or face delisting from the New York Stock Exchange.  Why does this Board ignore the United States Senate?

•
Egan-Jones Proxy Services, Glass, Lewis & Co. and RiskMetrics Group, three of the leading proxy advisory firms, in addition to The Council of Institutional Investors, all recommend that all members of a board of directors be elected annually.  Even Deutsche’s own Global Proxy Voting Guideline “is to vote against proposals to classify the board and for proposals to repeal classified boards and elect directors annually.”  Why does this Board hang onto the classified Board structure?

•
In a speech in November 2009, Andrew Donohue, the Director of the SEC’s Division of Investment Management, reviewed numerous practices taken by independent directors of investment companies and expressed his personal views when commenting on the legality of such practices - practices continuously used by Deutsche for its own benefit, to the detriment of shareholders.  Why is this Board ignoring Director Donohue?

o
Mr. Donohue criticized the adoption by a fund, or more particularly its board, of the MCSAA, stating “even when state law authorizes it, [the adoption] may be inconsistent with federal law and not in the best interest of the fund and its shareholders.”  Mr. Donohue continued, “In my view, a provision which denies a shareholder deemed to posses ‘control shares’ the right to vote those shares constitutes a denial of equal voting rights and may violate the fundamental requirement that every share of the fund’s stock be voting stock.”

o
Mr. Donohue also criticized classic entrenchment maneuvers identical to those employed by the Deutsche directors - delaying the annual meeting and the imposition of a requirement that the election of directors requires the affirmative vote of a majority of outstanding shares.

▪	Mr. Donohue stated that “the effect of the [meeting] delay is to postpone the ability of the shareholders to replace the existing board.”

▪	He similarly noted that the absolute majority voting rule “amounts to an anti-takeover device that keeps the existing board in place.”

DO YOU TRUST DEUTSCHE TO CONTINUE TO MANAGE YOUR INVESTMENT?

Do not be fooled by the Fund’s merger proposal.  This proposal is merely an effort to continue to collect fees from shareholders by maintaining assets under management.  The Merger is an attempt by the Fund to retain the Fund’s assets, your money, in the Deutsche fund management machine.  The fact is, returning capital to shareholders through tender-offers followed by a liquidation could be much more cost-effective than the proposed merger.  Frankly, we believe the proposed merger is merely a benefit to Deutsche in disguise.  We seriously question the motives behind corralling shareholders into an open-ended fund and a one year 1% redemption fee.  The time is now to take back your money at full NAV.

If you have any questions or require assistance in voting, please contact our proxy solicitor at the numbers given below.  Thank you for your support.

Regards,

/s/ Arthur D. Lipson

Arthur D. Lipson

We question the Board’s accountability We question the Board’s objectivity We question the Board’s independence We question the Board’s record

If you have any questions or need assistance voting your Shares, please call:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022

Stockholders Call Toll-Free at: (877) 687-1873
Banks and Brokers Call Collect at: (212) 750-5833

You may also contact Western Investment LLC via email at
info@fixmyfund.com